Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of April 13, 2016 (the “Effective Date”) by and between Novan, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (the “Company”), and Nathan Stasko, a citizen and resident of Orange County, North Carolina (“Employee”). The Company and Employee are sometimes herein referred to each as a “Party” and together as the “Parties.”

WITNESSETH:

WHEREAS, Employee is currently employed by the Company pursuant to that certain Employment Agreement, dated December 14, 2015 by and between Employee and the Company, (the “Prior Agreement”);

WHEREAS, the Company wishes to continue to employ Employee, and Employee desires to accept such continued employment with the Company, on the terms described herein; and

WHEREAS, effective as of the Effective Date, the Parties desire to amend and restate the Prior Agreement by entering into this Agreement which shall supersede the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows.

1. EMPLOYMENT. The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment. Employee shall serve as the Company’s President and Chief Executive Officer upon the terms and conditions hereinafter set forth. The initial term of employment under this Agreement (the Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4. This Agreement shall automatically be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

2. DUTIES; EXCLUSIVE SERVICE. During the Term, Employee shall faithfully discharge his responsibilities and perform all duties prescribed to him by the Board of Directors of the Company (the “Board”), or other appropriate parties within the Company, as well as any duties as are set forth in the Bylaws of the Company related to Employee’s position. In addition, Employee expressly agrees that his services include but are not limited to attendance at scheduled meetings of the Board, if and as requested by the Board, and all other normal duties associated with the responsibilities of a President and Chief Executive Officer. Employee agrees to comply with all Company policies, standards and regulations now existing or hereafter promulgated. Employee further agrees to devote all of his working time and attention to the performance of his duties and responsibilities on behalf of the Company and in furtherance of its best interests. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee to, with the consent of the Board, serve on corporate, civic or charitable boards, provided that no such company engages in any business that competes with or represents a conflict with the business of the Company, and provided that such activities do not interfere with the performance of Employee’s duties and responsibilities hereunder, in each case as determined in the sole discretion of the Board.

3. COMPENSATION. Employee’s compensation shall be paid as follows:

a. Base Salary. During the Term, Employee shall receive as compensation a base salary at an annual rate of no less than three hundred sixty thousand Dollars ($360,000.00), as it may be adjusted from time to time (the “Base Salary”), less any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee. The Base Salary shall be payable in accordance with the Company’s regular payroll practices and procedures. Employee’s Base Salary shall be subject to annual review by the Board (excluding Employee, if then a Board member).

b. Bonus. For calendar year 2016 and each subsequent calendar year that ends during the Term, Employee will be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”). The payment and amount of any Annual Bonus will be determined by the Board or the Compensation Committee thereof (excluding Employee, if then a Board member), in its sole and absolute discretion, pursuant to the Company’s Executive Annual Incentive Plan or another bonus plan established by the Company, and conditioned upon the achievement of mutually agreed upon objectives for Employee and for the Company established at the beginning of each calendar year, with a target Annual Bonus equal to sixty percent (60%) of the Base Salary for achievement of 100% of the performance objectives. Any dispute regarding whether Employee has met the objectives shall be determined by the Board or the Compensation Committee thereof (excluding Employee, if then a Board member) in the exercise of its sole discretion.

c. Equity. For each calendar year during the Term, Employee shall be eligible to receive an annual award of stock options or restricted stock as a merit incentive based on the growth in shareholder value and/or other goals established at the sole discretion of the Board and granted pursuant to and subject to the terms and conditions of the Company’s incentive award plan and a written award agreement between the Company and Employee in a form approved by the Board. The amount, type of award, exercise price if applicable and vesting period shall be at the sole discretion of the Board (excluding Employee, if then a Board member). The Parties acknowledge and agree that the annual equity award for the 2016 calendar year was the February 29, 2016 grant to Employee of an option for the purchase of 144,000 shares of the Company’s outstanding voting common stock.

d. Paid Leave. During the Term, Employee shall be entitled to twenty-four (24) days paid leave time each calendar year, which paid leave time will accrue in accordance with the Company’s then-existing policies, or monthly in the absence of any applicable policies.

e. Benefits. During the Term, Employee shall be entitled to participate in employee benefit plans, programs and arrangements of the Company as are provided generally from time to time to all other similarly situated employees of the Company. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company without Employee’s consent.

f. Business Expenses. During the Term, the Company will reimburse all reasonable expenses incurred by Employee in the performance of his duties to the Company, provided Employee complies with the Company’s policies and procedures for reimbursement or advance of business expenses established by the Company. Employee further agrees to seek the Company’s prior approval for any expenses in excess of two hundred fifty Dollars ($250.00).

g. Term Life Insurance. During the Term, the Company will provide employee with a term life insurance policy providing a death benefit equal to the death benefit of the key man life insurance policy for which the Company is the beneficiary, with a beneficiary to be designated by Employee.

4. EMPLOYMENT AT WILL; TERMINATION. Subject to the provisions of Section 6 below, Employee’s employment with the Company is at-will, and either Party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice.

5. EFFECT OF TERMINATION. Upon termination of Employee’s employment hereunder by either Party regardless of the cause or reason, the Company shall pay Employee his accrued, unpaid wages through the Separation Date (as defined below). Such final payment, less any withholdings required by law or properly requested by Employee, shall be made on the next regular payday of the Company following the termination, in accordance with the Company’s normal payroll procedures. Except as otherwise provided in Section 6 of this Agreement, no other payments, benefits or other remuneration shall be due or payable to Employee.

6. SEVERANCE PROVISIONS.

a. Definitions. For the purposes of this Section 6, the following terms shall be defined as set out below:

i. “Base Salary” shall mean Employee’s then current annual Base Salary.

ii. “Cause” shall be determined in good faith by the Board (excluding Employee, if then a Board member) and shall mean:

(a) Employee’s conviction of, or plea of no contest to, any crime (whether or not involving the Company) that constitutes a felony in the jurisdiction in which Employee is charged, or that involves moral turpitude;

(b) Any act of theft, fraud or embezzlement, or any other willful misconduct or materially dishonest behavior by Employee;

(c) Employee’s failure or refusal to perform his reasonably-assigned duties, provided that such failure or refusal is not corrected as promptly as practicable, and in any event within ten (10) calendar days after Employee shall have received written notice from the Company stating the nature of such failure or refusal;

(d) Employee’s willful or material violation of any of his obligations contained in any agreement between Employee and the Company, including but not limited to Confidentiality and Assignment of Inventions Agreement and Non-Competition Agreement executed by Employee on or about October 9, 2009 (the “Restrictive Covenants Agreements”) or material violation of any policies in the Company’s Employee Handbook; and/or

(e) Conduct by Employee that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement that results or that may result, as determined by the Company, in material harm to the Company, including harm to its reputation.

iii. “Disability” shall mean Employee’s inability due to a physical or mental impairment to perform the essential functions of his job, with or without reasonable accommodation, for a period of at least ninety (90) consecutive or non-consecutive days in any twelve (12) month period.

iv. “Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed after the Separation Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally-prescribed revocation period; provided, however, a release shall not be considered an Effective Release unless, in addition to the foregoing conditions, the release is executed and not revoked, and the legally-prescribed revocation period ends by the sixtieth (60th) day following the Separation Date. Failure to provide and have in effect an Effective Release within the 60-day period following the Separation Date shall result in forfeiture of any benefits conditioned upon the existence of an Effective Release.

v. “Good Reason” shall mean a material negative change to Employee in the service relationship with the Company as a result of one or more of the following conditions arising without the consent of Employee:

(a) A material diminution in Employee’s Base Salary (other than in connection with an across-the-board reduction in the base salaries of the management-level employees of the Company);

(b) A material diminution in Employee’s authority, duties or responsibilities;

(c) A material change in the geographic location at which Employee must perform services for the Company; or

(e) Any other action or inaction that constitutes a material breach of the terms of this Agreement by the Company.

Notwithstanding the forgoing, “Good Reason” shall not include an event or condition unless (A) Employee notifies the Company within ninety (90) days of the initial existence of one of the adverse events described above, (B) Employee provides the Company with at least thirty (30) days’ written notice of his intent to resign for Good Reason, and (C) the Company fails to correct the adverse event within thirty (30) days of such notice.

vi. “Separation from Service” shall mean Employee has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other interpretive guidance thereunder (“Section 409A”) from the Company and will not perform any additional services after a certain date for the Company (or a related entity) or that the level of bona fide services (whether performed as an employee or as a contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by Employee (whether performed as an employee or as a contractor) over the immediately preceding 36-month period (or, if less, the period Employee has rendered service to the Company).

vii. “Separation Date” shall mean the date that Employee has a Separation from Service from the Company.

b. Compensation upon Separation without “Cause” or for “Good Reason.” Upon Separation from Service by the Company without Cause or by Employee for Good Reason, conditioned upon the existence of an Effective Release and Employee’s continued compliance with the Restrictive Covenants Agreements and the terms thereunder, and subject to Section 9, Employee shall be entitled to, in lieu of any other separation payment or severance benefit:

i. Payment of an amount equal to twelve (12) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid in installments pursuant to the Company’s standard payroll practices and procedures, during the period beginning on the Company’s next regular pay day occurring sixty (60) days following the Separation Date and ending on the twelve (12) month anniversary of the Separation Date; and

ii. Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Separation Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of twelve (12) months following the Separation Date or until Employee becomes eligible for insurance benefits from another employer.

c. Other Separation from Service. Upon Separation from Service by Employee other than for Good Reason or due to Employee’s death or Disability, or by the Company for Cause, Employee shall not be entitled to any additional compensation under this Agreement beyond that earned and accrued as of the Separation Date.

7. CHANGE IN CONTROL. Upon Separation from Service by the Company without Cause or by Employee for Good Reason within six (6) months after the occurrence of a Change in Control (as defined below) then, upon such Separation from Service, one hundred percent (100%) of Employee’s unvested stock options shall vest and become immediately exercisable and one hundred percent (100%) of any restricted stock granted to Employee will be released from the Company’s repurchase rights (the “Change in Control Vesting”). A “Change In Control” shall mean (a) a change in the ownership of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5)(v); (b) a change in effective control of the Company within the meaning of Treasury Regulation section 1.409A-3(i)(5)(vi); or (c) a change in the ownership of a substantial portion of the assets of the corporation within the meaning of Treasury Regulation section 1.409A-3(i)(5)(vii). Notwithstanding the foregoing, if Employee is entitled to receive the Change in Control Vesting but has materially violated any provision of this Agreement, the Restrictive Covenants Agreements or any other agreement entered into by Employee and the Company, Employee shall not be entitled to the Change in Control Vesting.

8. SECTION 409A.

a. The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Employee pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance and to incorporate the terms and conditions required by Section 409A. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, notwithstanding any provision of this Agreement to the contrary, the Company reserves the right (without any obligation to do so or to indemnify Employee for failure to do so) to (i) adopt such amendments to this Agreement and or adopt such other policies and procedures, including amendments, policies and procedures with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Employee or any other individual to the Company or any of its affiliates, employees or agents.

b. If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

c. If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). Amounts payable under this Agreement shall be deemed not to be “nonqualified deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to Employee in a lump sum on the New Payment Date.

9. EXCESS PARACHUTE PAYMENTS.

a. If any payments or benefits received or to be received by Employee pursuant to this Agreement, including those made in connection with or contingent on a change in ownership or control, (collectively, the “Company Payments”) would be deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), and if the Company has no publicly-traded stock, the Company, with the consent of Employee, will use commercially reasonable efforts to obtain “shareholder approval” within the meaning of Section 280G(b)(5) of the Code of such payments or benefits in order to exempt such payments or benefits from being considered an Excess Parachute Payment. Employee’s consent to shareholder approval shall include a waiver by Employee of any such payments or benefits that are not approved by the shareholders. If Employee does not consent to subjecting such payments or benefits to shareholder approval, then, at Company’s election, such payments under this Agreement shall either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment, based upon Company’s determination, in its sole discretion, as to which alternative results in the better tax consequences for Employee.

b. If the Company has publicly traded stock, then Employee will be entitled to receive either (i) the full amount of the Company Payments, or (ii) a portion of the Company Payments having a value equal to $10 less than three (3) times Employee’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of clauses (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Employee on an after-tax basis, of the greatest portion of the Company Payments. Any determination required under this Section 9 shall be made in writing by the independent public accountant of the Company (the “Accountants”), whose determination shall be conclusive and binding for all purposes upon the Company and Employee. For purposes of making any calculation required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. If there is a reduction of the Company Payments pursuant to this Section 9, such reduction shall occur in the following order: (A) any cash severance payable by reference to Employee’s Base Salary or Annual Bonus, (B) any other cash amount payable to Employee, (C) any employee benefit valued as a “parachute payment,” and (D) acceleration of vesting of any outstanding equity award.

10. NOTICES. Any notice required or permitted hereunder shall be made in writing (a) either by actual delivery of the notice into the hands of the Party thereto entitled, by messenger, by fax or by over-night delivery service or (b) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage pre-paid and addressed to the Party to whom the notice is to be given at the Party’s respective address set forth below, or such other address as the Parties may from time to time designate by written notice as herein provided.

If to Employee:	104 Falkner Drive
Chapel Hill, North Carolina 27517

If to the Company:	Novan, Inc.
4222 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Fax: (919) 237-9212
Attn: Chairman of the Board

The notice shall be deemed to be received, if sent per subsection (a), on the date of its actual receipt by the Party entitled thereto and, if sent per subsection (b), on the third day after the date of its mailing.

11. RETURN OF COMPANY PROPERTY. Upon Employee’s Separation from Service from the Company for any reason, Employee shall return to Company all personal property belonging to Company (“Company Property”) that is in Employee’s possession or control as of the date of such Separation from Service, including, without limitation, all records, papers, drawings, notebooks, specifications, marketing materials, software, reports, proposals, equipment, or any other device, document or possession, however obtained, whether or not such Company Property contains confidential information belonging to the Company. Such Company Property shall be returned in the same condition as when provided to Employee, reasonable wear and tear excepted.

12. EMPLOYEE REPRESENTATIONS.

a. Employee represents that his performance of all of the terms of this Agreement does not and will not breach any arrangement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee represents that he has not entered into, and agrees not to enter into, any agreement either oral or written in conflict herewith.

b. Employee understands as part of the consideration for this Agreement and for Employee’s employment or continued employment by the Company, that Employee has not brought and will not bring with Employee to the Company, or use in the performance of Employee’s duties and responsibilities for the Company or otherwise on its behalf, any materials or documents of a former employer or other owner which are generally not available to the public, unless Employee has obtained written authorization from the former employer or other owner for their possession and use and has provided the Company with a copy thereof.

c. Employee understands that during his employment for the Company he is not to breach any obligation of confidentiality that Employee has to a former employer or any other person or entity and agrees to comply with such understanding.

13. INDEMNIFICATION. Employee agrees to indemnify and hold harmless the Company, its directors, officers, agents and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any claim by any of Employee’s prior employers that the termination of Employee’s employment with such employer, Employee’s employment by the Company, or use of any skills and knowledge by the Company is a violation of contract or law or otherwise violates the rights thereof.

14. SEVERABILITY. Employee hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

15. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Employee, to his address last shown on the Company’s records, and in the case of the Company, to its principal office in the State of North Carolina.

16. WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

17. AFFILIATES; ASSIGNMENT; BINDING EFFECT. The term “Company” shall also include any of the Company’s subsidiaries, subdivisions or affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. Employee may not assign any of his rights or delegate any of his duties under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties hereto, and to their respective heirs, representatives, successors and permitted assigns.

18. ENTIRE AGREEMENT. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) are intended by the Parties hereto to be the final expression of their agreement with respect to the employment of Employee by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, the Prior Agreement, any term sheet or offer letter). The Parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding to vary the terms of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by each of the Parties hereto.

19. GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. Any litigation under this Agreement shall be brought by either Party exclusively in Durham County, North Carolina. As such, the Parties irrevocably consent to the jurisdiction of the courts in Durham County, North Carolina (whether federal or state) for all disputes related to this Agreement.

20. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the Parties to the same extent as a manually signed original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Employment Agreement effective as of the day and year first above written.

NOVAN, INC.

By:	/s/ Robert A. Ingram

Name:	Robert A. Ingram

Title:	Chairman of the Board

EMPLOYEE

/s/ Nathan Stasko
Nathan Stasko